Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 12th day of February 2021, by and among RAAC Management LLC, Acceleration Capital Management LLC, Revolution Special Opportunities LLC, John K. Delaney and Stephen M. Case.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G  in respect of the shares of Class A common stock of Revolution Acceleration Acquisition Corp, par value $0.0001 per share, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  February 12, 2021

RAAC Management LLC

By:	/s/ John K. Delaney
	Name:	John K. Delaney
	Title:	President

Acceleration Capital Management LLC

By:	/s/ John K. Delaney
	Name:	John K. Delaney
	Title:	Managing Member

Revolution Special Opportunities LLC

By:	/s/ Stephen M. Case
	Name:	Stephen M. Case,
as trustee of the Stephen M. Case Revocable Trust
	Title:	Managing Member

John K. Delaney

By:	/s/ John K. Delaney

Stephen M. Case

By:	/s/ Stephen M. Case